Exhibit 99.1

This transcript describing a potential tender offer is for informational purposes only and does not constitute an offer to purchase nor a solicitation of an offer to sell any CSR plc (“CSR”) ordinary shares or American Depositary Shares representing ordinary shares (the “Securities”). The return of capital described in the has not been implemented and the potential tender offer has not commenced. If the return of capital is effected by means of a tender offer, CSR will file a tender offer statement on Schedule TO with the U.S. Securities and Exchange Commission (the “SEC”) upon the commencement of such tender offer. The tender offer statement (including the offer to purchase, letter of transmittal and other tender offer documents) will contain important information that should be read carefully before making any decision to tender the Securities in the potential tender offer. If the tender offer is commenced, these materials, as well as any updates to them or other documents filed with the SEC, will be made available to all CSR shareholders at no expense to them by contacting CSR or through CSR’s website www.csr.com. In addition, all such materials (and all other tender offer documents filed with the SEC) will be available at no charge at the SEC’s website at www.sec.gov.

CSR/Samsung Transaction

CSR/SAMSUNG

TRANSACTION PRESENTATION

Welcome Address

Joep van Beurden

Chief Executive Officer

Good morning. And welcome to the CSR/Samsung transaction presentation. My name is Joep van Beurden, CEO and with me is Will Gardiner our CFO. Will and I will be making forward-looking statements, actual results may differ for various reasons such as listed on this slide.

I will start with a summary of the transaction and its impact on CSR. We’ll then talk about how this substantially completes the transformation of CSR. Next, Will is going to discuss the financial implications and give a trading update. I’ll then summarise and go to Q&A, but first the transaction summary.

We are transferring our handset connectivity and handset location development operation to Samsung Electronics. We also grant Samsung an associated technology licence, and for this we receive $310m in cash. As part of the transaction we will have certain restrictions within the handset and tablet market going forward.

Samsung is to invest $34.4m in return for an equity state of 4.9% in CSR at a price of 223p per share to help promote the strategic co-operation between our companies. CSR plans to return up to $285m of the net proceeds to shareholders post completion of the deal. This includes $40.5m that remains of the $50m buyback that we announced in February of this year.

We expect the transaction to be earnings accretive in 2013 before the return of capital, and significantly more accretive after. We expect the transaction to complete during Q4 2012. This transaction improves our growth potential and our profitability.

After this transaction we will no longer be investing in the components handset space. Instead, we increase our focus on five high growth markets where we do have a

CSR/Samsung Transaction

platform and a strong position. These markets are Bluetooth Smart, Voice & Music, Automotive Infotainment, Indoors Location and Imaging. The addressable markets for these five areas are expected to grow with 14% per year over the next five years from $2.8b in 2012, and we have a good opportunity to make use of that.

The transaction accelerates our platform strategy. We will have approximately 61% of our ongoing core business revenue from platforms based on last 12 month numbers to end of March 2012, compared to 53% for the overall company. The transaction improves our overall market position around 61% of ongoing core business revenue comes from market-leading positions, again based on last 12 months numbers to end of March 2012, compared to 44% for the overall company.

And the transaction increases our profitability. Our last 12 months gross margin for the ongoing core business was 55.4%. And as I mentioned before we expect the transaction to be EPS accretive in 2013 before capital return and significantly more accretive after the return of capital.

Next let’s look at some key elements of the transaction, starting with what it is that we transfer. The transaction involves the transfer of handset connectivity and handset location development resources together with certain fixed assets. This includes 292 employees from R&D, focused primarily on connectivity and location technologies and 18 from marketing and support.

We also grant Samsung a world-wide perpetual royalty-free, non-exclusive license of our IP rights, including our patents used in our connectivity and location products. We transfer 21 patents to Samsung which will be licensed back to CSR in perpetuity. We will not transfer our existing handset connectivity and handset location products and revenue. We will discontinue our investment in handset connectivity and handset location products, but will keep developing Indoor Location technology and products.

So now the key elements, completion of the transaction is subject to CSR shareholder approval, antitrust clearances and a certain minimum level of employees transferred to Samsung. As to the timeline, we expect a shareholder circular to be posted early August, and to hold a general meeting for shareholder votes around mid-August. This would allow us to complete the transaction during the fourth quarter of 2012.

We expect the equity investment from Samsung to occur on completion of the transaction. And as to the return of capital, we also expect that to be implemented following the completion of the transaction. Our current plan is to do this by means of a tender offer.

As part of the transaction, both CSR and Samsung have agreed to certain restrictions to allow both companies to create optimal value from the deal. Let me summarise. The reason for these restrictions is to allow Samsung to be able to create value in the handset and wider mobile device field using CSR’s connectivity and location technology, and to allow CSR to create value outside of the handset/mobile field.

CSR/Samsung Transaction

Except for existing products, CSR will not sell connectivity into the handset/mobile field for four years for products not combined with an Apps Processor, or 10 years for products that are combined with an Apps Processor.

For location, CSR is generally unrestricted. However, CSR is restricted for 10 years from selling location products, combined with an Apps Processor into the handset/mobile field. For two years from signing, CSR cannot grant any rights to an Apps Processor company to clone the latest generation products except discrete location chips.

As for Samsung’s restrictions, its licensed rights to CSR’s patents extend only to the sale of connectivity and location products. Samsung is prohibited from using CSR’s technology or patent rights to sell connectivity or location productions into the non-mobile field.

This Samsung restriction falls away after four years for products combined with an Apps Processor or 10 years for products not combined with an Apps Processor. Samsung has certain limited rights to sell ASIC products with an Apps Processor into the non-mobile field from two years onward.

On the change of control of CSR certain restrictions from both CSR and Samsung fall away. For Samsung the majority of those restrictions remain in place unless a new potential CSR owner is a major application processor competitor of Samsung. We will provide further details about the restrictions on both companies in the shareholder circular.

I strongly believe that the transaction I just outlined is beneficial to both companies. For CSR it increases our focus on our five high growth markets, accelerates our platform strategy, improves our overall market position, and increases underlying profitability and earnings per share. It also realises value from our handset technology investment.

For Samsung the transaction provides immediate access to world-class handset connectivity and location capabilities and technology. It compliments Samsung’s application processor platform business, and as such improves Samsung’s competitive position in the handset and mobile device markets.

For our people that join Samsung the transfer is a great opportunity to join a leader in handset silicon. And for people that stay at CSR they are now part of a more focused, more profitable company with a strong market position.

CSR/Samsung Transaction

I want to give you a bit more colour on how this deal increases our focus on growing markets where we have a strong position and a platform position. The transaction allows us to increase our focus on and our investment in the five high growth markets where we see good opportunities for higher margin platform products, and where we operate from a position of strength. These markets are Bluetooth Smart, Voice & Music, Automotive Infotainment, Indoors Location and Imaging. And these markets offer a very good growth opportunity.

The TAM for CSR’s current business, excluding legacy products is around $9.5b in 2012 growing at a compound annual growth rate of 7% to around $13.5b in 2017. If we take out the handset connectivity market, the TAM for the areas of CSR’s ongoing core business post the transaction is expected to grow 11% per year from more than $5b in 2012 to over $8b in 2017. And within that, the five high growth markets are expected to grow by 14% per year from close to $2.8b in 2012 to over $5.3b in 2017.

Importantly, CSR has leading positions in all of these growth markets. Post-transaction, approximately 60% of our ongoing core business revenue based on last 12 months to March end 2012 is from higher margin platforms, all of which is from marketing-leading — are from market-leading positions.

So this deal accelerates our transformation into a higher growth margin platform company, operating in attractive growth markets where we have a leading market position. It’s also financially compelling. I now hand over to Will to get into more detail on the financial impact, Will.

Will Gardiner

Chief Financial Officer

Thank you Joep and good morning everybody. As Joep has described this transaction substantially completes the transformation of CSR. It allows us to be more focused on markets where we have ample growth opportunities, leading market positions and strong platforms. Going forward we will be more profitable. Before the capital return we expect the transaction to be accretive in 2013 and substantially accretive post the capital return.

This slide shows the progression of what we are calling here our ongoing core business, which includes our Home and Automotive business groups as well as Cameras and our Handset Location revenue. These businesses have grown substantially both organically and through acquisition from $336m in 2009 to $612m last year. At the same time our handset connectivity business has been shrinking as you know. Going forward we expect our ongoing core business, the white bars, to show significant growth while the legacy products business, the purple, and the handset connectivity business, the blue, should continue to decline.

CSR/Samsung Transaction

Let me provide you more detail on how this transaction will affect our profitability. The ongoing core business had underlying gross margins of 55.4% over the last 12 months, significantly higher than the overall business. Going forward we expect underlying gross margins for that ongoing core business to be in the mid 50s range.

At the same time for the overall business we will continue with our current target of around 50% for underlying gross margins, either 48% to 52%, and we will update you on that target as it changes over time. And clearly we would expect that to improve as our ongoing core business becomes a greater part of the whole.

On an underlying operating margin basis as well the ongoing core business is more profitable that the overall, with an underlying operating profit margin of 7.3% over the last 12 months compared to the 4.9% for the overall business.

On the next page I will provide you with more guidance on OpEx going forward. Turning to the overall financial implications of the transaction, with regards to our cost base, as we have said before we are on track to deliver a run rate cost base of between $425m and $435m in the second half of this year.

As a result of this transaction we will be transferring approximately $47m worth of cost to Samsung. We plan to reinvest a significant portion of those cost savings, between $15m and $20m, in the key growth areas that Joep has described going forward. And as a result, we expect our run rate, underlying cost base entering 2013 to be between $390m and $410m on an annualised basis.

With regards to our tax position we do expect to pay substantial cash tax on this transaction. While this is still subject to a detailed purchase price allocation exercise, we may pay as much as $30m of cash tax as a result of this deal. We will work to improve that position to the extent we can, and that should be determined before we close.

Regardless, as a result of this transaction we will be accelerating the use of some of our tax losses, meaning that we expect now to be paying cash tax in 2014. Going forward we expect our effective tax rate to continue to be in the low 20’s. However as the patent box comes into place in the UK we do see opportunities to lower that over time. And finally with regards to our cash position we continue to expect the position to be between $250m and $275m at the end of this year.

Finally let me provide you with a trading update for the second and third quarters of this year. We have had a strong second quarter, and expect to announce revenues next week at the top end of our $245m to $265m range of guidance. However, we remain cautious with respect to order patterns and that suggests that the third quarter revenue is likely to be in the range of $260m to $280m. That being said, we continue to remain on track to deliver market consensus revenue estimates for the full year.

CSR/Samsung Transaction

And with that, I will turn things back over to Joep to provide a summary.

Joep van Beurden

Chief Executive Officer

Thank you Will. Now just before we go to Q&A let me summarise. Today, we have announced that CSR has entered into a binding agreement with Samsung Electronics for the transfer of CSRs handset connectivity and location development operations, and for the granting of a perpetual license to utilise these technologies for a consideration of $310m in cash. In addition, Samsung is to take an equity stake in CSR to promote strategic cooperation. And we intend to return up to $285m to our shareholders.

I believe this deal is a real win/win. For Samsung it strengthens their application processor platform and solidifies its position as a leading semiconductor solutions provider. For us, the deal substantially completes the transformation of CSR from a Bluetooth only component company, selling mostly into handsets, to a diversified solution and platform provider in many end markets such as automotive, voice and music, printers and cameras. It improves our growth potential and profitability, and it is earnings accretive in 2013 before capital return and significantly accretive post-capital return.

And with that, I’d like to open it up for questions and answers – not part of this transcript.

[End]

Forward-looking statements

This transcript of the CSR webcast held on Tuesday 17 July 2012, is for information purposes only. It does not constitute or form part of an offer to sell or any invitation to purchase or subscribe for any securities or the solicitation of an offer to purchase, otherwise acquire, subscribe for, sell or otherwise dispose of any securities in CSR plc (“CSR”), nor does it constitute the solicitation of any vote or approval in any jurisdiction in connection with the proposed disposal by CSR of its handset connectivity and location development operations technology to Samsung Electronics Co. (“Samsung”), the proposed equity investment by Samsung in CSR or the proposed return of capital by way of tender offer to CSR shareholders (together, the “Transactions”) or otherwise. Any decision, acceptance or response in relation to the Transactions by CSR shareholders should be made only on the basis of the information referred to in a shareholder circular seeking the approval of CSR shareholders for the Transactions (the “Circular”).

This transcript provides financial information on an underlying basis. We present in this manner in order to: (a) provide consistency with the way management views the business and discuss performance with investors; (b) ensure that the measures are fully understood in the light of how CSR manages the business; (c) properly define the metrics used and confirm their calculation; (d) share the metrics with all investors at the same time; (e) improve transparency for investors; (f) assist investors in their assessment of the long-term value of CSR; and (g) assist investors in understanding management behaviour. The term “underlying” is not defined in IFRS, and may therefore not be comparable with similarly titled measures reported by other companies. Underlying measures should not be considered in isolation from, as substitutes for, or as superior measures to, IFRS measures. Underlying disclosures are based on International Financial Reporting Standards, adjusted for amortisation of acquired intangibles, share option charges, integration & restructuring costs, acquisition fees, litigation settlements, patent settlements and the unwinding of discount on litigation settlements.

Forward-looking statements

This presentation contains, or may contain, ‘forward-looking statements’ in relation to CSR and the future operating performance and outlook of CSR, as well as other future events and their potential effects on CSR that are subject to risks and uncertainties. Generally, the words ‘will’, ‘may’, ‘should’, ‘continue’, ‘believes’, ‘targets’, ‘plans’, ‘expects’, ‘estimates’, ‘aims’, ‘intends’, ‘anticipates’ or similar expressions or negatives thereof identify forward-looking statements. Forward-looking statements include statements relating to the following: (i) expected developments in product portfolio, expected revenues, expected annualised operating costs savings, expected future cash generation, expected future design wins and increase in market share, expected incorporation of our products in those of our customers, adoption of new technologies, the expectation of volume shipments of our products, opportunities in our industry and our ability to take advantage of those opportunities, the potential success to be derived from strategic partnerships, the potential impact of capacity constraints, the effect of our financial performance on our share price, the impact of government regulation, expected performance against adverse economic conditions, and other expectations and beliefs of our management, and (ii) the expectations regarding the Transactions such as (a) the expected benefits of the Transactions , including the expected cost, revenue, technology and other synergies, the expected impact for customers and end-users, future capital expenditures, expenses, revenues, earnings, synergies, economic performance, financial condition, losses and future prospects, (b) business and management strategies and potential synergies and potential savings resulting from the Transactions, (c) the anticipated timing of shareholder meetings and completion of the Transactions, (d) the effects of government regulation on CSR’s business, and (e) the other statements set forth in the body of the presentation contained herein.

These forward-looking statements are based upon the current beliefs and expectations of the management of CSR and involve risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements. Many of these risks and uncertainties relate to factors that are beyond CSR’s ability to control or estimate precisely and include, without limitation: the ability to obtain governmental approvals of any of the Transactions or to satisfy other conditions to the Transactions on the proposed terms and timeframe; the possibility that the Transactions do not close when expected or at all, or that CSR may be required to modify aspects of the Transactions to achieve regulatory approval; the ability to realise the expected synergies or savings from the Transactions in the amounts or in the timeframe anticipated; the potential harm to customer, supplier, employee and other relationships caused by the announcement or closing of the Transactions; the development of the markets for CSR’s products; the ability of CSR to compete successfully; the CSR Group’s ability to develop and market products containing the technologies of CSR in a timely and cost-effective manner; continuing or worsening weak economic conditions, which could reduce the demand for products and cause the difficulty in predicting sales, even in the short-term; factors affecting the quarterly results of CSR; sales cycles; price reductions; increase in expenses; dependence on and qualification of foundries to manufacture the products of CSR; production capacity; the ability to adequately forecast demand; customer relationships; attracting and retaining key personnel; product warranties; the impact of legal proceedings; the impact of intellectual property indemnification practices; and other risks and uncertainties, including those detailed from time to time in CSR’s periodic reports filed with the U.S. Securities and Exchange Commission (whether under the caption Risk Factors or Forward Looking Statements or elsewhere). CSR cannot give any assurance that such forward-looking statements will prove to have been correct. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this presentation. Neither CSR nor any other person undertakes any obligation to update or revise publicly any of the forward-looking statements set out herein, whether as a result of new information, future events or otherwise, except to the extent legally required. Nothing contained herein shall be deemed to be a forecast, projection or estimate of the future financial performance of CSR, following the implementation of the Transactions or otherwise. No statement in this presentation should be interpreted to mean that the earnings per share, profits, margins or cash flows of CSR for the current or future financial years would necessarily match or exceed the historical published figures.